Exhibit 99

Contact Information: Investor Relations: Bob Vold 651-325-4300

Gander Mountain Reports Third Quarter Results

St. Paul, Minn., December 6, 2007 -  Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services, today reported results for the 2007 third quarter ended November 3 , 2007.

For the quarter, sales increased 5.3 percent to $259.5 million and comparable store sales decreased 8.4 percent versus the third quarter of the prior year.  For the quarter, the company reported a net loss of $5.1 million, or $0.25 per share, compared to net income of $2.0 million, or $0.14 per share, in the third quarter of fiscal 2006, which included a $1.4 million recovery of an insurance settlement, or $.10 per share.

For the 39 weeks ended November 3, 2007, the company reported sales of $651.8 million, an increase of 11.5 percent over the same period in 2006.  Comparable store sales declined 1.9 percent. The company reported a net loss for the 39-week period of $37.6 million, or $1.86 per share, compared with a net loss of $28.5 million, or $1.99 per share for the 39 weeks ended October 28, 2006.

“These third quarter results were disappointing, coming off a solid first half.  They reflect both warm weather across northern states, which affects our critical fall hunting seasons, and soft consumer demand across our store base,” said Mark Baker, president and CEO.  “While sales performance has continued to be challenging in the fourth quarter, we are managing our costs carefully in light of continued softness in consumer discretionary purchases.”

Third Quarter 2007 Financial Highlights:

•              The company completed its store opening program for the year by adding 9 stores, including 2 replacement stores, during the third quarter, bringing the number of stores operated at the close of the third quarter to 115.

•              Gross profit increased 11.4 percent to $70.1 million for the quarter.  As a percent of sales, gross profit increased 149 basis points to 27.0 percent, reflecting general improvement in pricing structure, clearance management, and higher penetration of owned-brand merchandise.

•              Store operating expenses increased 19.8 percent to $53.4 million, driven by new store growth over the last year. As a percent of sales, store operating expenses increased from 18.1 percent in quarter three of 2006, to 20.6 percent in the comparable quarter this year, as a result of the decrease in comparable store sales.

•              In the third quarter, general and administrative expense (G&A) was $13.1 million, an increase of 25.1 percent. As a percent of sales, G&A increased 80 basis points to 5.1 percent, due primarily to severance costs of $1.2 million in the third quarter.

Conference Call Information

A conference call to discuss these results will be held today at 4:00 p.m. Central Time. The conference call will be Webcast from http://www.GanderMountain.com. To register for the event, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived Webcast will be available shortly after the conclusion of the call, and remain available on http://www.GanderMountain.com for approximately 90 days. The transcript will be posted on the site as well.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, boat, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 115 conveniently located Gander Mountain outdoor lifestyle stores in 23 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2006 and other required reports, as filed with the SEC, which are available at http://www.GanderMountain.com and at the SEC’s website at http://www.sec.gov

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Gander Mountain Company
Statements of Operations - Unaudited
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006
Sales	$259,539	$246,491	$651,799	$584,553
Cost of goods sold	189,445	183,594	496,293	450,590
Gross profit	70,094	62,897	155,506	133,963

Operating expenses:
Store operating expenses	53,392	44,553	137,671	116,880
General and administrative expenses	13,128	10,490	36,281	29,449
Pre-opening expenses	3,174	1,772	5,138	3,245
Gain on insurance settlement	—	(1,400)	—	(1,400)
Income (loss) from operations	400	7,482	(23,584)	(14,211)
Interest expense, net	5,543	5,456	14,049	14,289
Income (loss) before income taxes	(5,143)	2,026	(37,633)	(28,500)
Income tax provision	—	—	—	—
Net income (loss)	$(5,143)	$2,026	$(37,633)	$(28,500)

Income (loss) per common share
Basic	$(0.25)	$0.14	$(1.86)	$(1.99)
Diluted	$(0.25)	$0.14	$(1.86)	$(1.99)

Weighted average common shares outstanding
Basic	20,362	14,308	20,255	14,295
Diluted	20,362	14,325	20,255	14,295

Gander Mountain Company
Balance Sheets
(In thousands)

	November 3,	February 3,
	2007	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,684	$1,342
Accounts receivable	22,445	10,337
Inventories	474,953	349,120
Prepaids and other current assets	13,332	10,681
Total current assets	512,414	371,480
Property and equipment, net	168,328	144,439
Other assets, net	10,269	5,698
Total assets	$691,011	$521,617

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$307,578	$168,485
Accounts payable	111,474	62,868
Accrued and other current liabilities	49,511	48,032
Current maturities of long term debt	5,394	1,677
Total current liabilities	473,957	281,062

Long term debt	25,901	16,421
Other long term liabilities	27,665	27,343

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares
authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized;
20,362,097 and 20,027,788 shares issued and outstanding)	204	200
Additional paid-in-capital	256,734	252,408
Notes receivable from shareholders	(4,100)	(4,100)
Accumulated deficit	(89,350)	(51,717)
Total shareholders’ equity	163,488	196,791
Total liabilities and shareholders’ equity	$691,011	$521,617

Gander Mountain Company
Statements of Cash Flows - Unaudited
(In thousands)

	39 Weeks Ended
	November 3,	October 28,
	2007	2006
Operating activities
Net loss	$(37,633)	$(28,500)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	19,770	16,618
Stock-based compensation expense	1,278	904
Loss (gain) on disposal of assets	60	(782)
Change in operating assets and liabilities:
Accounts receivable	(12,108)	(15,262)
Inventories, net of acquired assets	(122,435)	(91,228)
Prepaids and other current assets	(2,651)	(6,377)
Other assets, net of acquired assets	(1,483)	(1,088)
Accounts payable and other liabilities	50,407	59,687
Net cash used in operating activities	(104,795)	(66,028)

Investing activities
Purchases of property and equipment	(40,548)	(31,105)
Acquisition of business	(7,080)	—
Proceeds from insurance settlement	—	5,197
Proceeds from sale of assets	—	2,100
Net cash used in investing activities	(47,628)	(23,808)

Financing activities
Borrowings under credit facility, net of repayments	139,093	84,965
Proceeds from long term debt	13,082	5,300
Reductions in long term debt	(2,463)	(699)
Proceeds from exercise of stock options and stock sales, net	3,053	133
Net cash provided by financing activities	152,765	89,699

Net increase / (decrease) in cash	342	(137)
Cash, beginning of period	1,342	1,580
Cash, end of period	$1,684	$1,443

Non-cash investing activities: During the 39 weeks ended November 3, 2007 and October 28, 2006, the Company acquired equipment totaling approximately $2.6 million and $1.2 million, respectively, that was financed through capital leases. Such amounts are excluded from Purchases of property and equipment in these statements of cash flows.